Exhibit 10.3

June 9, 2011

Mr. Andrew Prince

Freundlich Supply Company, Inc.

2200 Arthur Kill Road

Staten Island, NY 10309

Re: Line Letter for $2,800,000.00 Line of Credit

Dear Mr. Prince:

Israel Discount Bank of New York (“IDB”) is pleased to advise you that it is prepared to extend to Freundlich Supply Company, Inc. (the “Borrower”), a corporation, organized and in good standing under the laws of the State of New York, an uncommitted discretionary demand line of credit (“Line” or “Credit Facility”) in the maximum principal amount of $2,800,000.00, subject to the following terms and conditions of this line letter agreement (“Line Letter”) used forth below:

Borrower may utilize this Line until April 30, 2012 (the “Expiration Date”); provided, however, that Borrower acknowledges the continuing availability of this Line is at all times subject to IDB’s sole and absolute discretion, and nothing in this Line Letter, the Note (as defined below) or any other documents relating to this Line Letter, or the enumeration in this Line Letter or the Note of specific events of default, conditions and/or covenants shall be construed to qualify, define or otherwise limit IDB's right, power, or ability, at any time, under applicable law, to (a) cancel this Line without prior notice, (b) demand payment of the entire outstanding principal amount, accrued interest and other fees and expenses due under this Line and the Note or (c) deny any extension of credit under this Line. Borrower agrees that Borrower's breach of or default under any enumerated obligations or conditions is not the only basis for demand to be made or for a request for an extension of credit to be denied, as Borrower's obligation to make payment shall at all times remain a demand obligation. Notwithstanding anything in this Line Letter to the contrary, this Line Letter does not create a commitment or obligation to lend by IDB and Borrower acknowledges that IDB has no obligation to lend.

Credit Facility: IDB establishes for the benefit of the Borrower the uncommitted Credit Facility pursuant to which IDB may, in its sole discretion and pursuant to the Borrower’s requests, make advances under a revolving credit line (“Revolving Credit Line” as further described below in subparagraph (a) in the aggregate amount of the lesser of: (i) $2,800,000.00; or (ii) Borrowing Base (“Maximum Credit Amount”). Subject to such availability, such extensions of credit shall be available under the Line and limited to the following sublimits:

(a)        Revolving Credit Line. Advances under the Revolving Credit Line shall be evidenced by IDB’s Demand Grid Promissory Note (the “Note”) in the principal amount of $2,800,000.00 (revolving principal amount). Any advance under the Line made at the discretion of IDB shall be in an amount not less than $50,000.00.

Purpose: The purpose of the Credit Facility shall be for working capital.

Interest and Interest.

Principal

Payments: (a) Rate. Each advance under the Revolving Credit Line shall bear interest at a rate to be elected by the Borrower at the time of each advance request equal to a rate of interest established by IDB as its prime rate of interest, as determined by IDB from (the “Prime Rate”), plus a margin of One Hundred (100) basis points. Any change in the Prime Rate shall take effect on the date of the change in the Prime Rate.

(b) Interest Payments. Interest on the unpaid principal balance of the Note from time to time outstanding shall be payable monthly pursuant to the terms of the Note.

Principal.

Prior to the Expiration Date and further provided that no Event of Default has occurred, the unpaid principal amount due under the Line may be repaid and reborrowed in accordance with and pursuant to the terms of the Note.

All amounts of interest, principal and other fees and other charges shall be payable no later than the Expiration Date, upon demand by IDB, or upon the occurrence and continuation of an Event of Default.

Borrowing Base: As noted above, the Maximum Credit Amount for the Credit Facility shall be the lesser of: (i) $2,800,000.00; or (ii) the Borrowing Base. The Borrowing Base shall mean that amount consisting of (a) 80% of Eligible Accounts Receivable, plus (b) 40% of Eligible Inventory, (c) minus any reserves required by IDB. The specified advance rates and reserves required by IDB are subject to change following IDB’s review of the Field Exam.

The term “Eligible Accounts Receivables” as used herein means accounts receivables which are due and payable and not more than 120 days from invoice due date and therefore excluding contra accounts, related accounts, foreign accounts, poor credit accounts or other accounts which, in the sole discretion of IDB, do not constitute acceptable collateral.

The term “Eligible Inventory” as used herein means finished goods on premises which are held for sale excluding any which are not currently saleable and any which, in the sole discretion of IDB, do not constitute acceptable collateral. Eligible Inventory will be capped at $2,500,000.00.

The term “Field Exam” as used herein generally means the engagement of financial professionals (in-house or external) by the Bank to perform certain limited procedures with respect to the Borrower’s operations, internal control structure, loan covenant compliance and adherence to reporting requirements.

Fees and

Charges: Fees and charges applicable to the Credit Facility are set forth on Schedule 1. Additionally, other fees may be applicable to deposit accounts and other financial products and services offered by IDB, which are set forth in separate account agreements and schedules applicable to such accounts and products, and are subject to change. IDB shall have the unconditional right and discretion to charge Borrower’s operating and/or deposit account(s) for the payment of any of IDB’s fees set forth in this Line Letter, including, but not limited to, IDB’s documentation fees.

Collateral: The Credit Facility shall be secured by a perfected first priority security interest in all assets and personal property of the Borrower, whether now owned or hereafter acquired, pursuant to IDB’s General Security Agreement, duly filed UCC financing statements and such other and further documentation as IDB determines necessary in its discretion.

Guarantees: The following guarantors (each, a “Guarantor”, collectively, “Guarantors”) shall guarantee the full and prompt repayment of all loans, extensions of credit and financial accommodations provided under the Credit Facility together with interest and costs thereon pursuant to IDB’s Guaranty Agreement (the “Guarantee”). In addition, the Line shall be guaranteed by all subsidiaries hereafter formed or acquired by the Borrower and each such new subsidiary shall execute a Guarantee promptly after the Bank’s request therefore.

Name	Address
Precision Aerospace Components, Inc.	2200 Arthur Kill Road Staten Island, NY 10309.

Covenants and

Conditions: The Credit Facility is subject to the following financial covenants and conditions:

1. Capital Funds. The Borrower must achieve at 12/31/2011 and maintain thereafter a minimum of $2,200,000.00 in Capital Funds. The term Capital Funds as used herein shall mean shareholder equity plus subordinated debt, in form satisfactory to IDB, less intangible assets, investments in other companies, and loans to officers and affiliates.

2. No Losses. The Borrower agrees that, so long as any obligations under the Credit Facility remain outstanding, the Borrower shall not incur a net loss on a combined basis in any fiscal year determined for Borrower and its subsidiaries on a consolidated basis.

4. No Change of Name. The Borrower shall not change its name without the prior written consent of IDB.

5. Insurance. The Borrower shall maintain hazard insurance, endorsed to name IDB as an additional loss payee, on its inventory and other assets pledged to the Bank as collateral for the Line with a financially sound and reputable insurance company in such amounts as are necessary to cover not less than the replacement cost of such inventory and covering such risks as are usually carried by companies engaged in the same or similar business. So long as no Event of Default has occurred and is continuing under the loan documents in respect of the Credit Facility, the Borrower shall be entitled to receive the full amount of all insurance proceeds, provided that said proceeds are used to purchase replacement inventory and such other insured assets of a type and quality satisfactory to IDB.

6. Compliance; Existence. The Borrower shall comply with laws and contractual obligations, payment of obligations and preserve its existence.

Conditions

Precedent: Prior to the Borrower’s initial and each subsequent request for an advance or financial accommodation under the Credit Facility, it shall have provided to IDB the following:

1. A copy of the resolutions passed by the Borrower’s Board of Directors, certified by its Secretary, as being in full force and effect authorizing the borrowing described herein, incumbency certificate for Borrower identifying all authorized officers with specimen signatures and the execution of all documents and agreements required by IDB to evidence and secure the Credit Facilities, which shall include this Line Letter, Note, General Security Agreements, Guaranty Agreements and such other documents, all in form and substance acceptable to IDB and its counsel in their sole discretion;

2. A copy of the resolutions passed by each Guarantor’s Board of Directors or other governing body, as applicable, certified by the Secretary of such Guarantor as being in full force and effect authorizing the guarantee described herein and the execution of all documents and agreements required by IDB to evidence and secure the guarantee;

3. Copies of the certificates of incorporation of the Borrower and each Guarantor, as the case may be;

4. Payment of all fees, expenses and charges invoiced by IDB;

5. Insurance in amounts satisfactory to IDB, with IDB named as lender loss payee on such policy;

6. Release of all liens including those of refinanced lenders, prior to funding;

7. Satisfactory completion of standard due diligence, including Know Your Customer procedures, searches and reports required by IDB, including the Field Exam confirming parameters of Borrowing Base, with all costs for the account of the Borrower;

8. Receipt of satisfactory financial statements and projections for the current fiscal year, which reflect compliance with all covenants of this Line Letter;

9. The Borrower shall open and maintain its operating deposit accounts with IDB;

10. The absence of any action, suit, investigation or proceeding pending or threatened in any court of before any arbitrator or governmental authority that purports (a) to materially and adversely impact the Borrower, its subsidiaries or any Guarantor, or (b) to affect any transaction contemplated hereby or the ability of the Borrower, its subsidiaries or any Guarantor to perform their respective obligations under the Credit Facility.

ial Financial

Information: The Borrower agrees that, so long as any obligations under the Credit Facility remain outstanding, the Borrower shall furnish to IDB:

1. Within 120 days after the end of each of its fiscal years, no later than 4/30, the financial statements of the Guarantor dated as of the end of the reported fiscal year, which shall be audited by a certified public accountant acceptable to IDB and be without material exception or qualification. Within 120 days after the end of each of its fiscal years, the financial statements of the Borrower dated as of the end of the reported fiscal year, which shall be prepared by the management of the Borrower, and confirmed by the Company’s certified public accountant.

2. Within 60 days of the fiscal quarter ending 3/31, 6/30 and 9/30 the financial statements of the Guarantor dated as of the end of the reported fiscal quarter. These statements shall be prepared by management and acceptable to IDB;

3. Within 60 days of the fiscal quarter ending 3/31, 6/30 and 9/30 the financial statements of the Borrower dated as of the end of the reported fiscal quarters. These statements may be prepared by management;

4. Within 25 days from every month end, monthly income statement, balance sheet;

5. Within 25 days from every month end, a monthly Inventory aging detailed by recent sales break-down.

6. Within 25 days from every month end, the monthly open order position.

7. Within 25 days from every month end, the monthly open order position compared against existing inventory on hand.

8. Signed monthly Borrowing Base Certificates 20 days after the end of the following month in form satisfactory to IDB and an accounts receivable aging report, including a roll forward of accounts receivable reflecting sales, collections and credits for the prior month and such other information as IDB may require;

9. Monthly balance sheet and income statement forecasts for the 12-month fiscal period ending 12/31 shall be submitted no later than 60 days after fiscal year end;

10. Notice of default, litigation, proceedings or investigations, and material changes in accounting or financing reporting practices.

Examinations: The Borrower shall allow representatives of IDB to examine any of its books, records and collateral, at any reasonable time. Examinations will normally take place once a year but may be done more frequently at IDB’s discretion and shall be for the account of the Borrower.

Documentation: The utilization of the Credit Facility will be subject to the execution and delivery to IDB of such agreements, documents, instruments, and certificates as may be requested by IDB and its counsel to evidence the Credit Facility, guarantees, security interests and other matters relating to the Credit Facility in form and substance satisfactory to IDB and its counsel, in their sole discretion. The loan documents shall contain normal and customary default provisions, as applicable. Reasonable legal fees and costs shall be for the account of the Borrower.

Negative

Covenants: The Borrower is prohibited from: (i) incurring additional debt; (ii) granting liens; (iii), entering into agreements for joint ventures, mergers or sales of all or substantially all of Borrower’s assets; (iv) guaranteeing the indebtedness of other persons or entities; (v) issuing dividends; (vi) making loans and advances to officers and related entities; (vii) entering into transactions with affiliates; or (viii) making material changes in the nature of its business.

USA Patriot Act: To comply with applicable law, the Borrower, Guarantors and beneficial owners of the Borrower and Guarantors shall provide IDB with verifiable information including: name, address, and corporate tax identification number, date of birth and social security number (if an individual) and other information. This information may be shared with government agencies and regulators as required by applicable law. The Borrower further confirms and represents that it is in compliance with all applicable terms and conditions under the USA PATRIOT Act.

General

Information: The Borrower shall supply IDB with other such information, reports, and statements as it may reasonably request, and agrees to cooperate with IDB in order to comply with the terms and conditions of this Line Letter.

Events of

Default: The following shall constitute events of default (“Events of Default”) under the Line, entitling IDB to pursue all rights and remedies available under the loan documents and applicable law:

1. Nonpayment of principal or interest due under the Credit Facility and such nonpayment is not cured within 10 business days from the due date;

2. Nonpayment of fees or other amounts due under the Credit Facility and such nonpayment is not cured within 10 business days from the due date;

3. Any representation or warranty providing to have been materially incorrect when made or confirmed;

4. Failure to perform or observe covenants set forth in the loan documents within 10 business days from such failure;

5. Commencement of a bankruptcy or insolvency proceeding against the Borrower or Guarantors (and, in cases of an involuntary proceeding only, such action is not dismissed within 20 days);

6. Actual or asserted invalidity of any loan document related to the Credit Facility;

7. Change in control or ownership of Borrower; and

8. Any other Events of Default set forth in the Note.

General

Indemnity: Borrower shall indemnify IDB, its affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel of any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party, Borrower, its affiliates or any Guarantor arising out of, in connection with, or as a result of the execution and delivery of the loan documents for the Credit Facility or any related agreement or instrument contemplated, the performance by the parties to the loan documents or their respective obligations under such agreements or the consummation of the transactions contemplated by such agreements.

Waiver;

Jurisdiction: IT IS UNDERSTOOD AND AGREED THAT IN THE EVENT OF ANY LITIGATION OR ACTION ARISING OUT OF OR RELATING TO THE CREDIT FACILITY OR THEIR BANKING RELATIONSHIP, THE UNDERSIGNED PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE TRIAL BY JURY AND CONSENT TO THE JURISDICTION OF THE COURTS OF (I) THE STATE OF NEW YORK OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK. No waiver of any terms or conditions of this Line Letter or any other loan documents shall be effective unless set forth in writing and executed by the Borrower and officers of IDB.

Applicable Law: This Letter and the terms and conditions contained herein are to be construed according to and governed by the internal laws of the State of New York.

Acceptance: By signing below, the Borrower and Guarantors agrees to the terms and conditions set forth in this Line Letter, which terms may not be amended or modified unless in writing executed by the Borrower and IDB. The Guarantors unconditionally and irrevocably waive notice of any such amendments or modifications. Furthermore, (i) the Guarantors agree and acknowledge that the Guarantees heretofore executed by Guarantors, and all the terms contained therein, shall remain in full force and effect and (ii) the Borrower hereby acknowledges that the security agreement(s) heretofore executed by Borrower relating to Bank's security interest in the Collateral of Borrower is reaffirmed, and all terms contained therein shall remain in full force and effect.

Prior Line Letter: This Line Letter amends replaces and restates that certain Line Letter between Borrower and IDB dated September 22, 2010 in its entirety.

Joint and Several: Each of the undersigned shall be jointly and severally liable hereunder and all provisions shall apply to all of them.

Counterparts: This Note may be executed in several counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

Please indicate your agreement and acceptance of the foregoing by signing and returning the enclosed copy of this letter by June 15, 2011. Should you have any questions, please contact the undersigned at your convenience at (212) 551- 8723.

Very truly yours,

ISRAEL DISCOUNT BANK OF NEW YORK

By: ________________________________________

Name: James M. Morton

Title: First Vice President

By: ________________________________________

Name:

Title:

SIGNATURES TO FOLLOW

AGREED AND ACCEPTED:

BORROWER:

FREUNDLICH SUPPLY COMPANY, INC.

By: ____________________________________

Name: Andrew Prince

Title:

GUARANTOR:

PRECISION AEROSPACE COMPONENTS, INC.

By: ____________________________________

Name:

Title:

Schedule 1

(Loan Fees1)

Description of Fee, Charge or Premium	Amount
Administration Fee (administrative costs associated with each amendment, modification and renewal of credit facility)	$1,000.00
Annual Line Fee	$5,000.00
Audit Confirmation Fee (administrative costs associated with each responses to auditors, accountants and other professionals)	$50.00
Closing Fee	$0.00
Collateral Monitoring Fee (monthly administrative costs associated with IDB’s review of Borrowing Base and pledged accounts)	$500.00
Field Exam Fee (Initial)	Actual Fees
Field Exam Fee (Annual) (to be paid directly to field examiner)	Actual Fees
Late Payment Premium (imposed after ten days from due date)2	Greater of: (a) 5% of Late Payment Amount; or (b) $200.00
Documentation Fee (actual fees for IDB’s counsel, or market rate for IDB’s in-house counsel, for services rendered to and costs incurred by IDB in connection with the review and preparation of loan documents and other banking related services)	$1,500.00
Overadvance Fee (administrative costs associated with each advance exceeding approved Maximum Credit Amount)	$500.00
Small Item Advances (for each advance under the credit facility that is less than $50,000.00)	$150.00
Small Item Paydowns (for each principal paydown under the credit facility that is less than $50,000.00)	$150.00

1 This Schedule of Loan Fees is applicable to the subject Line and supplements all other schedules of fees and charges, as may be amended and updated by the Bank from time to time, for financial services and products offered by Bank. The Schedule does not include additional fees that may become due and payable upon a Default or an Event of Default.

2 The Late Payment Premium is a separate from and in addition to the payment of any default rate of interest due under the subject credit facility.